Exhibit 4.4

DESCRIPTION OF CAPITAL STOCK

General

The following description of the capital stock of ContextLogic Inc. (“us”, “our,” “we”, or the “Company”) is a summary. Our Class A common stock is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have adopted an amended and restated certificate of incorporation (“Certificate of Incorporation”) and amended and restated bylaws (“Bylaws”), and this description summarizes the provisions that are included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this Exhibit 4.6, you should refer to our Certificate of Incorporation, Bylaws, and amended and restated investors’ rights agreement, each previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part, and to the applicable provisions of Delaware law.

In August 2022, in connection with the Company’s founder converting all shares of Class B common stock held by him into Class A common stock, the outstanding shares of Class B common stock following such conversion represented less than 5% of the aggregate number of shares of Class A common stock and Class B common stock outstanding after such conversion. Therefore, pursuant to the Certificate of Incorporation all remaining shares of Class B common stock were automatically converted into Class A common stock immediately following the founders’ conversion and no further Class B common stock will be issued (collectively, the “Conversion”). The Company subsequently filed a certificate with the Secretary of State of the State of Delaware effecting the retirement and cancellation of the shares of Class B common stock (“Certificate of Retirement”). All further references herein to common stock shall mean the Company’s Class A common stock.

Pursuant to the Certificate of Incorporation, the Conversion triggered various corporate governance changes as previously disclosed in the Company’s filings, which include:

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the Board became classified into three classes of directors with staggered three-year terms;
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directors will be able to be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the Common Stock; and
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stockholders will only be able to take action at a meeting of stockholders and not by written consent.

Summary of Capital Stock

Our authorized capital stock consists of 3,100,000,000 shares, all with a par value of $0.0001 per share, of which:

•	3,000,000,000 shares are designated as Class A common stock; and

•	100,000,000 shares are designated as preferred stock.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Voting Rights

The holders of our common stock are entitled to one vote per share. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting power of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

No Preemptive or Similar Rights

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

No shares of preferred stock are outstanding, but we are authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Registration Rights

Certain holders of our shares of our Class A common stock have registration rights. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of our amended and restated investors’ rights agreement dated March 18, 2019, as amended (the “investors’ rights agreement”), which terms are described in additional detail below.

Demand Registration Rights

Under our investors’ rights agreement, upon the written request of the holders of not less than 50% of the registrable securities then outstanding that we file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with an anticipated aggregate price to the public of at least $15 million, we will be obligated to use our commercially reasonable efforts to register the sale of all registrable securities that holders may request in writing to be registered within 20 days of the mailing of a notice by us to all holders of such registration. We are required to effect no more than two registration statements that are declared or ordered effective, subject to certain exceptions. We may postpone the filing of a registration statement for up to 90 days no more than once in any 12-month period if in the good faith judgment of our board of directors such registration would be seriously detrimental to us, and we do not file another registration statement on our account or that of any other stockholder during such 90 day period.

Piggyback Registration Rights

If we register any of our securities for public sale, we will be obligated to use all commercially reasonable efforts to register all registrable securities that the holders of such securities request in writing be registered within 20 days of mailing of notice by us to all holders of the proposed registration. However, this right does not apply to a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities or a registration relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act. The managing underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders to 30% of the total shares covered by the registration statement, except for in this offering, in which these holders may be excluded entirely if the underwriters determine that the sale of their shares may jeopardize the success of the offering.

Form S-3 Registration Rights

The holders of the registrable securities can request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is at least $5 million. We are required to file no more than one registration statement on Form S-3 per 12-month period upon exercise of these rights, subject to certain exceptions. We may postpone the filing of a registration statement for up to 90 days once in any 12-month period if in the good faith judgment of our board of directors such registration would be seriously detrimental to us, and we do not register any other securities for our account or the account of any other stockholder during such 90-day period.

Additionally, we are required, once we become eligible to register securities on Form S-3, to use commercially reasonable efforts to qualify the registrable securities for registration on a delayed or continuous basis on Form S-3 pursuant to Rule 415 under the Securities Act. Holders of registrable securities may, no more than twice in a 12-month period, elect to sell registrable securities pursuant to such registration on a delayed or continuous basis, including up to once in a 12-month period through an underwritten offering.

Registration Expenses

We will pay all expenses (other than underwriting discounts, selling commissions and stock transfer taxes) of the holders incurred in connection with each of the registrations described above, subject to certain limitations. However, we will not pay for any expenses of any demand or Form S-3 registration if the request is subsequently withdrawn at the request of the holders of a majority of the registrable securities to be registered, subject to limited exceptions.

Termination of Registration Rights

The registration rights described above will terminate upon a liquidation event or as to any stockholder at such time as all of such stockholder’s securities (together with any affiliate of the stockholder with whom such stockholder must aggregate its sales) could be sold pursuant to Rule 144 of the Securities Act, but in any event no later than the third-year anniversary of our initial public offering.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder; or

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subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaw Provisions

Our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

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Supermajority Approvals. Our Certificate of Incorporation and Bylaws provide that certain amendments to our Certificate of Incorporation and Bylaws by stockholders will require the approval of two-thirds of the combined vote of our then-outstanding shares of common stock. This will have the effect of making it more difficult to amend our Certificate of Incorporation and Bylaws to remove or modify certain provisions.

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Board of Directors Vacancies. Our Certificate of Incorporation and Bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors is set only by resolution adopted by a majority vote of our entire board of directors. These provisions restricting the filling of vacancies will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

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Classified Board. Our board of directors is classified into three classes of directors with staggered three-year terms and directors will only be able to be removed from office for cause. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

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Stockholder Action; Special Meeting of Stockholders. Our stockholder are unable to take action by written consent, and will only be able to take action at annual or special meetings of our stockholders. Stockholders are not be permitted to cumulate their votes for the election of directors.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide for advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at any meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

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Issuance of Undesignated Preferred Stock. Our board of directors will have the authority, without further action by the holders of common stock, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock will enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Choice of Forum

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or Bylaws, any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. Our Certificate of Incorporation also provides that the U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

These choice of forum provisions do not apply to actions brought to enforce a duty or liability created by the Exchange Act. We intend for the choice of forum provision regarding claims arising under the Securities Act to apply despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such provision with respect to claims under the Securities Act, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and our Class B common stock is American Stock Transfer & Trust Company. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219.